EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Zivo Bioscience, Inc. of our report dated February 25, 2021 (except for the effect of the recapitalization-reverse stock split described in Note 10, as to which the date is April 22, 2022) relating to our audits of the consolidated financial statements of Zivo Bioscience, Inc., which appears in the Annual Report on Form 10-K of Zivo Bioscience, Inc. for the year ended December 31, 2020.

/s/ WOLINETZ, LAFAZAN & COMPANY, P.C.

Oceanside, New York

June 22, 2022